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                               PURCHASE AGREEMENT


                  The Glenmede Fund, Inc., a Maryland corporation (the "Company") and Alex. Brown & Sons Incorporated ("Alex. Brown"), hereby agree with each other as follows:

                  1. The Company hereby offers Alex. Brown and Alex. Brown hereby purchases one share (the "Share") of the Company's Institutional International Portfolio - Flag Investors Series Class A Shares for an amount equal to the net asset value per share of the Institutional International Portfolio on the date below. The Company hereby acknowledges receipt from Alex. Brown of funds in such amount in full payment for such Share.

                  2. Alex. Brown represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the __th day of June, 1997.



                                            THE GLENMEDE FUND, INC.
ATTEST:



__________________________________          By: _______________________________
its: Executive Vice President               its:  President


                                            ALEX. BROWN & SONS
                                             INCORPORATED
ATTEST:



__________________________________          By: _______________________________
its:  Assistant Vice President              its:  Vice President